EXHIBIT 4.40

Renminbi Capital Loan Contract

China Construction Bank Corporation

Beijing Branch

Borrower (hereinafter referred to as “Party A”): Beijing Origin Seed Limited.

Lender (hereinafter referred to as “Party B”): China Construction Bank Corporation Beijing Shangdi Sub-Branch

Party A has made an application to Party B for a loan and Party B agrees to advance the loan. According to relevant laws, regulations and rules, Party A and Party B, upon negotiation, enter into this Contract for their mutual compliance and performance.

Article 1 Amount of Money Borrowed

Party A borrows from Party B an amount of RMB (Say) Twenty Million Yuan.

Article 2 Purpose of Money Borrowed

Party A will use the money borrowed for the purpose of working capital.

Article 3 Term of Money Borrowed

As provided in this Contract, the term of the money borrowed is 12 months commencing from July 25, 2007 and ending on July 24, 2008.

If the commencement date of the term of the money borrowed hereunder is different from that specified in the bank remittance voucher, the date specified in the bank remittance voucher for the first advance shall prevail. The bank remittance voucher shall be an integral part of this Contract and have the same force and effect as this Contract.

Article 4 Interest Rate, Penalty Interest Rate, Interest Calculation and Settlement

1. Interest Rate

The interest rate of the loan hereunder shall be a monthly interest rate at (1) below:

(1)	fixed rate of 5.7‰, which rate shall remain unchanged during the term of the money borrowed;

(2)
floating rate, that is, [intentionally left blank] % [intentionally left blank] (above/below) the base interest rate and adjusted every [intentionally left blank] months from the Interest Starting Date. The interest adjustment date shall be the date corresponding to the Interest Starting Date in the month the interest is adjusted. If there is no date corresponding to the Interest Starting Date in that month, then the last day in that month shall be the interest adjustment date.

2.	Penalty Interest Rate

(1)	The penalty interest rate shall be a monthly interest rate.

(2)	If Party A fails to use the loan for the purpose specified herein, the penalty interest rate shall be at (i) below:

(i)	fixed rate of 11.4‰;

(ii)
floating rate, that is, [intentionally left blank]% above the base interest rate and adjusted every [intentionally left blank] months from the Interest Starting Date. The penalty interest adjustment date shall be the date corresponding to the Interest Starting Date in the month the penalty interest is adjusted. If there is no date corresponding to the Interest Starting Date in that month, then the last day in that month shall be the interest adjustment date.

(3)	The penalty interest for overdue loan hereunder shall be at the rate of (i) below:

(i)	fixed rate of 8.55‰;

(ii)
floating rate, that is, [intentionally left blank]% above the base interest rate and adjusted every [intentionally left blank] months from the Interest Starting Date. The penalty interest adjustment date shall be the date corresponding to the Interest Starting Date in the month the penalty interest is adjusted. If there is no date corresponding to the Interest Starting Date in that month, then the last day in that month shall be the interest adjustment date.

3.	The Interest Starting Date referred to in this Article means the date when the first advance made hereunder is transferred and deposited into Party A’s account.

The base interest rate for the first advance made hereunder shall be the interest rate for loans of same grade announced by the People’s Bank of China on the date of Interest Starting Date; thereafter, when the interest rate or penalty interest rate is adjusted pursuant to the foregoing provisions, the base interest rate shall be the interest rate for loans of same grade announced by the People’s Bank of China on the adjustment date; if no interest rate is announced by the People’s Bank of China for loans of same grade, the base interest rate shall be the inter-bank acceptable or customary interest rate for loans of same grade on the adjustment date, unless otherwise provided by the parties.

4.
The interest of the loan shall be accrued from the date when the loan is deposited into Party A’s account. The interest of the loan hereunder shall be accrued on a daily basis. The daily interest rate = monthly interest rate/30 = annual interest rate/360. A compound interest shall be accrued from the following date if Party A fails to pay accrued interest when due.

5.	Settlement of Interest

(1)
If a fixed interest rate is applied to the loan, the interest shall be calculated and settled at the agreed interest rate. If a floating interest rate is applied to the loan, the interest shall be calculated at such interest rate as then determined at each floating period; if the interest rate changes several times within one interest settlement period, the interest accrued at each floating period shall be first calculated and then added up on the interest settlement date as the interest accrued within such interest settlement period.

(2)	The interest shall be settled on a monthly basis for the loan hereunder and the interest settlement date shall be the 20th of every month.

Article 5 Advance and Use of Money Borrowed

1.	Conditions Precedent to the Advance of the Money Borrowed

(1)	Party B is only obligated to advance the money borrowed upon the satisfaction of the following conditions unless the same are wholly or partly waived by Party B:

i.	Party A having completed the approval, registration, delivery and other legal procedures in respect of the loan hereunder according to relevant laws and regulations;

ii.	If a security is created for this Contract, a security contract or other form of security that satisfies Party B’s requirement having become effective;

iii.	Party A having committed no event of default set forth in this Contract;

iv.	Other conditions precedent to the advance of the loan as agreed by the two Parties:

[intentionally left blank] .

(2)	Party B shall begin to advance the loan within five bank business days after Party A has satisfied the foregoing conditions.

2.	Schedule of Use of the Loan

(1)	July 25, 2007	amount Twenty Million Yuan;

(2)	[intentionally left blank] (date)	amount [intentionally left blank];

(3)	[intentionally left blank] (date)	amount [intentionally left blank];

(4)	[intentionally left blank] (date)	amount [intentionally left blank];

(5)	[intentionally left blank] (date)	amount [intentionally left blank];

(6)	[intentionally left blank] (date)	amount [intentionally left blank];

Article 6 Repayment

1.	Repayment Principles

Repayment made by Party A hereunder shall comply with the following principles:

(1)
the principle of principal repaid first and interest paid then shall be applied to the following loans: its principal amount is overdue for over 90 days; its interest is overdue for over 90 days; Party A has ceased its production and operation or project the loan involves although the loan is not matured or is overdue for less then 90 days; loans otherwise provided for by laws or regulations;

(2)	the principles of interest paid first and principal repaid then and the interest paid together with the principal shall be applied to loans other than those described in the above paragraph (1).

2.	Payment of Interest

Party A shall pay to Party B all interest accrued on the interest settlement date. The first date of payment of interest shall be the first interest settlement date after the advance of the money borrowed. All interest accrued shall be paid at the time of final repayment.

3.	Schedule of Repayment of Principal

Party A shall repay the principal of the loan as per the schedule as follows:

(1)	July 24, 2008	amount Twenty Million Yuan;

(2)	[intentionally left blank] (date)	amount [intentionally left blank];

(3)	[intentionally left blank] (date)	amount [intentionally left blank];

(4)	[intentionally left blank] (date)	amount [intentionally left blank];

(5)	[intentionally left blank] (date)	amount [intentionally left blank];

(6)	[intentionally left blank] (date)	amount [intentionally left blank];

4.	Method of Repayment

Prior to the repayment date provided in this Contract, Party A shall deposit into an account opened by Party B enough funds for any amount then due and such funds will be automatically transferred and paid to Party B, or, on the repayment date provided in this Contract, Party A shall transfer funds from other account for the repayment of the loan. If Party A fails to repay the loan in a timely manner, Party B shall have the right to transfer and receive any funds from the account opened by Party A at China Construction Bank’s system.

5.	Prepayment

(1)	Party A is only required to give Party B a prior notice for its prepayment of the interest.

(2)	Party A shall submit to Party B a written application 30 bank business days in advance for its prepayment of the principal and may prepay part or whole of the principal upon Party B’s consent.

If Party A prepays the principal, the interest shall be accrued based on the actual number of days the money is borrowed and at the interest rate set forth in Article 4 of this Contract.

If Party A prepays the principal, Party A agrees to pay to Party B liquidated damages as follows: liquidated damages = amount prepaid x number of months ahead x rate of liquidated damages. The rate of liquidated damages is 1‰. In case of less than one month, it shall be deemed as one month.

If Party A prepays part of the principal of the loan that is to be repaid by installments, such prepayment shall be made pursuant to the repayment schedule in reverse order. After such prepayment, the interest rate set forth in this Contract shall continue to be applied to the outstanding loan.

Article 7 Security of Money Borrowed

In case of a secured loan, the form of security is 1 as follows:

1.	Guarantee.

2.	Mortgage.

3.	Pledge.

4.	Standby Letter of Credit.

5.	Credit Insurance.

6.	Others: [intentionally left blank]___.

Article 8 Party A’s Right and Obligations

1.	Party A shall have the right to:

(1)	require Party B to advance the loan according to this Contract.

(2)	use the loan for the purpose provided in this Contract.

(3)	apply to Party B for an extension of the loan if Party A satisfies the conditions required by Party B.

(4)
require Party B to keep confidential relevant accounting information and production and operation related trade secrets provided by Party A, unless otherwise provided for by laws, regulations and rules.

2.	Party A shall be obligated:

(1)
to provide relevant financial and accounting materials, information on production and operation conditions as requested by Party B and be responsible for the truthfulness, completeness and validity of the materials so provided, including without limited to, provide Party B within the first 15 bank business days of the first month of every quarter with the balance sheet and loss and profit statement (income and expenditure statement for government sponsored institute) at the end of last quarter and provide at the end of every year cash flow statement of the current year;

(2)	to use the loan for the purpose provided in this Contract without misappropriating or embezzling the money borrowed;

(3)	to actively cooperate with and voluntarily accept Party B’s inspection of and supervision over its production and operation and financial activities as well as the use of the money borrowed hereunder.

(4)	to repay the principal and interest of the loan in a timely manner according to this Contract.

(5)	Party A and its investors shall not spirit its money away or transfer its assets to escape debts owing to Party B;

(6)	not to use the assets generating from the loan hereunder to provide security for a third party without Party B’s consent before its full repayment of the interest and principal owing to Party B;

(7)
to give Party B a prior written notice and obtain Party B’s consent if Party A intends to provide security for the debts of others during the valid term of this Contract, which may affect its ability to repay the loan hereunder;

(8)
to promptly provide other security as acceptable to Party B if the guarantor hereunder is winding-up, closed, deregistered, revoked its business license, bankrupt, revoked, suffering from losses, partly or wholly deprived of corresponding ability to secure the loan hereunder, or the collateral or property pledged to secure the loan hereunder decreases in value or accidentally is damaged or lost;

(9)	to promptly notify Party B of any change in its name, legal representative (person in charge), domicile, business scope or registered capital during the valid term of this Contract.

(10)
to give Party B a 30 days prior written notice, obtain Party B’s consent and arrange for the satisfaction of and security for the debts hereunder as requested by Party B if Party A commits any of the following during the valid term of this Contract: contracting, lease, reform with the stock system, association, merger, acquisition, division, joint venture, application for suspending business for internal rectification, application for dissolution or bankruptcy, which will definitely affect Party B’s realization of its rights as a creditor of the loan;

(11)
to promptly notify Party B in writing and arrange for the satisfaction of and security for the debts hereunder as requested by Party B if Party A is winding-up, closed, deregistered, revoked its business license, or its legal representative or person in charge is engaged in illegal activities or involved in serious litigation, or it experiences severe difficulties in its production and operation or its financial conditions deteriorate significantly during the valid term of this Contract, which materially and adversely affects its performance of obligations to repay the loan hereunder;

(12)	to bear all expenses with respect to this Contract and the security hereunder, such as legal fees, insurance, assessment, registration, custody, appraisal and notarization expenses.

Article 9 Party B’s Rights and Obligations

1.	Party B shall have the right to:

(1)	learn the production, operation and financial activities of Party A and require Party A to provide relevant documents, such as plan statistics, financial and accounting statements;

(2)	deduct and transfer from the account opened by Party A at China Construction Bank’s system any amount in any currency owing to Party B and payable by Party A under this Contract.

2.	Party B shall be obligated to:

(1)	advance the loan fully and in a timely manner as provided for in this Contract, except for any delay due to the reasons attributable to Party A;

(2)	keep confidential financial materials and production and operation related trade secrets provided by Party A, unless otherwise provided for by laws, regulations and rules.

Article 10 Liability for Breach of Contract

1.	Event of Default

(1)	Party A’s Event of Default

i.	it fails to provide true, complete and valid financial and accounting materials, production and operation conditions and other relevant materials as requested by Party B;

ii.	it fails to use the loan for the purpose agreed by the two Parties;

iii.	it fails to repay the principal and interest in a timely manner;

iv.	it refuses or prevents Party B from supervising and inspecting the use of the loan;

v.	it transfers its assets or spirits its money away to escape debts.

vi.
its operation and financial conditions deteriorate, it is unable to repay debts when due, or is involved or will be involved in material litigation, arbitration proceeding, or other legal dispute, which, in the opinion of Party B, may affect or has affected or impaired Party B’s rights and interests hereunder;

vii.	it incurs any other indebtedness which has affected or may affect its performance of the obligations hereunder to Party B;

viii.	it fails to discharge other debts owing to China Construction Bank;

ix.
it commits any of the followings during the valid term of this Contract: contracting, lease, merger, acquisition, joint venture, division, association, reform with the stock system and other acts that change its operation manner or operation system, which, in the opinion of Party B, may affect or has affected or impaired Party B’s rights and interests hereunder;

x.	other circumstances under which the realization of creditor’s rights will, in the opinion of Party B, definitely be affected;

xi.	it is in breach of other obligations provided in this Contract.

(2)	Party A shall be deemed to be in default if the guarantor falls into any of the following circumstances and Party A fails to provide new security as required by Party B:

i.
contracting, lease, merger and acquisition, joint venture, division, association, reform with the stock system, bankruptcy or revocation, which will definitely affect the guarantor’s joint and several liabilities hereunder;

ii.	the guarantor provides a third party with guarantee beyond its capability;

iii.	the guarantor is deprived or may be deprived of its ability to guarantee the loan;

iv.	other events of default of the guarantor provided for in the guarantee contract.

(3)	Party A shall be deemed to be in default if the mortgagor falls into any of the following circumstances and Party A fails to provide new security as required by Party B:

i.
the mortgagor fails to purchase and maintain a property insurance for the collateral as required by Party B or fails to take care of the insurance indemnity according to the mortgage contract after insurance accident occurs;

ii.	the mortgagor fails to take care of the damages according to the mortgage contract when the collateral is damaged, lost or decreased in value as a result of a third party’s action;

iii.	the mortgagor donates, transfers, leases, mortgages repeatedly, removes or otherwise disposes of the collateral without Party B’s written consent;

iv.	the mortgagor fails to take care of the proceeds from the disposal of the collateral according to the mortgage contract after the mortgagor disposes of the collateral upon Party B’s consent;

v.
the mortgagor fails to timely restore the value of the collateral or fails to provide other security as acceptable to Party B if the collateral is damaged, lost or decreased in value which will definitely affect the discharge of the debt hereunder;

vi.	other events of default of the mortgagor provided for in the mortgagor contract.

(4)	Party A shall be deemed to be in default if the pledgor falls into any of the following circumstances and Party A fails to provide new security as required by Party B:

i.
the pledgor fails to purchase and maintain a property insurance for the collateral as required by Party B or fails to take care of the insurance indemnity according to the pledge contract after insurance accident occurs;

ii.	the pledgor fails to take care of the damages according to the pledge contract when the collateral is damaged, lost or decreased in value as a result of a third party’s action;

iii.	the pledgor fails to take care of the proceeds from the disposal of the collateral according to the pledge contract after the pledgor disposes of the collateral upon Party B’s consent;

iv.
the pledgor fails to timely restore the value of the collateral or fails to provide other security as acceptable to Party B if the collateral is damaged, lost or decreased in value which will definitely affect the discharge of the principal and interest hereunder;

v.	other events of default of the pledgor provided for in the pledge contract.

(5)
Party A shall be deemed to be in default if the security contract or other form of security does not take effect or is invalid or revoked, the guarantor falls into other circumstance under which it is partly or wholly deprived of its ability to secure the loan, or the guarantor refuses to perform its guarantee obligations and Party A fails to provide new security therefor.

2. Remedial Measures

Upon the occurrence of any of the events of default set forth in paragraph (1) to paragraph (5) hereinabove, Party B shall be entitled to one or more of the following rights:

(1)	to stop the advance of the loan, declare the immediate maturity of the loan and require Party A to repay all principal, interest and expenses hereunder whether or not due and payable.

(2)	to collect liquidated damages from Party A on the principal amount of the loan hereunder at [intentionally left blank] ‰.

(3)
to impose interest and compound interest on the part of the loan misappropriated by Party A at the penalty interest rate from the date the loan is not used for the purpose provided herein to the date the principal and interest are repaid in full and pursuant to the method of settlement of interest provided herein if Party A fails to use the loan for the purpose provided herein.

(4)
to impose compound interest on any overdue interest payable by Party A at the interest rate and according to the method of settlement of interest set forth in Article 4 hereof before the maturity of the loan.

(5)
if the loan is overdue, to impose interest and compound interest on the outstanding principal and interest payable by Party A (including the principal and interest declared by Party B to be wholly or partly due and payable) at the penalty interest rate from the date the loan is overdue to the date the principal and interest are repaid in full and according to the method of settlement of interest provided herein. The overdue loan refers to Party A’s failure to repay the loan in a timely manner or its repayment of the loan behind the repayment schedule set forth in this Contract.

(6)	to transfer and receive any amount in any currency from the account opened by Party A at China Construction Bank’s system.

(7)	to require Party A to provide such new security as required by Party B for all debts hereunder.

(8)	to exercise rights under the security.

(9)	to terminate this Contract.

Article 11 Other Matters Agreed

1. [intentionally left blank];

2. [intentionally left blank];

3. [intentionally left blank];

4. [intentionally left blank].

Article 12 Settlement of Dispute

Any dispute arising from the performance of this Contract may be settled through negotiation. If no settlement could be reached, the dispute shall be dealt with according to (1) below:

(1)	to bring a lawsuit at the People’s Court where Party B’s domicile is located; or

(2)
to submit the dispute to [intentionally left blank] Arbitration Commission (the place of arbitration is [intentionally left blank]) for arbitration according to its arbitration rules then effective at the time of submission. The arbitration award shall be final and binding on the two Parties.

In the course of lawsuit or arbitration, the Parties shall continue to perform those provisions in this Contract which are not under dispute.

Article 13 Effectiveness of this Contract

This Contract shall become effective after it is signed by Party A’s legal representative (person in charge) or authorized representative and stamped with its corporate seal and signed by Party B’s person in charge or authorized representative and stamped with its corporate seal.

Article 14 This Contract shall be made in five counterparts.

Article 15 Representations

1.	Party A is fully aware of Party B’s business scope and scope of authority.

2.
Party A has perused each clause in this Contract. As requested by Party A, Party B has explained correspondingly clauses in this Contract. Party A is fully aware of and understands the meaning and corresponding legal consequences of each clause in this Contract.

3.	Party A has the right to sign this Contract.

Party A (corporate seal): Beijing Origin Seed Limited.

Legal representative (person in charge) or authorized representative (signature):

/s/ Gengchen Han

/s/ CORPORATE SEAL
July 25, 2007

Party B (corporate seal): China Construction Bank Corporation Beijing Shangdi Sub-Branch

Legal representative (person in charge) or authorized representative (signature):

/s/ Qi Xue

/s/ CORPORATE SEAL
July 25, 2007